Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES THIRD QUARTER 2015 EARNINGS RESULTS

FORT WORTH, Texas, (November 5, 2015) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported third quarter 2015 net income of $6.7 million, or $0.35 per diluted share, compared to net income of $3.5 million, or $0.18 per diluted share, reported for third quarter 2014. Year to date, Hallmark reported net income of $18.4 million, or $0.95 per diluted share, compared to $9.7 million, or $0.50 per diluted share, reported for the same period the prior year. Total revenues were $93.7 million for the third quarter of 2015 as compared to $81.4 million for the third quarter of 2014. Year to date total revenues for 2015 were $282.3 million as compared to $249.4 million reported for the same period the prior year.

“We’re building momentum and are effectively executing on our specialty lines focused underwriting and product strategies. The results for this quarter and year to date reflect the significant work that has taken place across our entire organization to position Hallmark for sustained success,” said Naveen Anand, President and Chief Executive Officer. “We continue to push for and achieve higher rates in all of our segments, however the rate increase trend continues to weaken. I expect we will see further improvement in our Personal Lines business in the near term as we continue to improve underwriting in the current accident year and cull less performing sectors in this portfolio.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Book value per share was $13.62 as of September 30, 2015, an increase of 5% over the same date of the prior year. Total cash and investments have increased 6% year over year to $679.0 million, or $35.47 per share. Cash flow from operations was $43.1 million for the year-to-date and our cash balances (including restricted cash) totaled $111.6 million as of September 30, 2015.”

Third Quarter
	2015	2014	% Change
	($ in thousands, unaudited)
Gross premiums written	132,141	122,723	8%
Net premiums written	89,924	84,025	7%
Net premiums earned	88,406	77,147	15%
Investment income, net of expenses	3,495	2,912	20%
Net realized losses	(335)	(23)	nm
Total revenues	93,684	81,417	15%
Net income	6,698	3,463	93%
Net income per share - basic	$0.35	$0.18	94%
Net income per share - diluted	$0.35	$0.18	94%
Book value per share	$13.62	$12.96	5%
Cash flow from operations	10,223	2,129	380%

Year-to-Date
	2015	2014	% Change
	($ in thousands, unaudited)
Gross premiums written	390,708	363,245	8%
Net premiums written	274,603	240,649	14%
Net premiums earned	263,578	237,770	11%
Investment income, net of expenses	10,051	9,139	10%
Net realized gains (losses)	3,688	(122)	nm
Total revenues	282,331	249,362	13%
Net income	18,417	9,662	91%
Net income per share - basic	$0.96	$0.50	92%
Net income per share - diluted	$0.95	$0.50	90%
Book value per share	$13.62	$12.96	5%
Cash flow from operations	43,101	21,710	99%

Third Quarter 2015 Commentary

Hallmark reported net income of $6.7 million and $18.4 million for the three and nine months ended September 30, 2015 as compared to net income of $3.5 million and $9.7 million for the same periods the prior year. On a diluted basis per share, the Company reported net income of $0.35 per share and $0.95 per share for the three and nine months ended September 30, 2015, as compared to net income of $0.18 per share and $0.50 per share for the same periods the prior year.

Hallmark's consolidated net loss ratio was 63.3% and 65.2% for the three and nine months ended September 30, 2015, as compared to 65.5% and 65.5% for the same periods the prior year. Hallmark's net expense ratio was 27.7% and 28.2% for the three and nine months ended September 30, 2015 as compared to 30.7% and 30.4% for the same periods the prior year. Hallmark’s net combined ratio was 91.0% and 93.4% for the three and nine months ended September 30, 2015 as compared to 96.2% and 95.9% for the same periods the prior year.

During the three and nine months ended September 30, 2015, Hallmark’s total revenues were $93.7 million and $282.3 million, representing an increase of 15% and 13%, respectively, from the $81.4 million and $249.4 million in total revenues for the same periods of 2014. This increase in revenue was primarily attributable to higher net earned premiums, higher realized gains recognized on the investment portfolio during the nine months ended September 30, 2015, lower adverse profit share commission revenue adjustments in the Standard Commercial Segment and higher net investment income. The increased net earned premiums were primarily attributable to increased retained premium under a renewed quota share reinsurance agreement effective October 1, 2014 in the Personal Segment and increased premium production in both the Personal Segment and the MGA Commercial Products operating unit.

The increase in revenue for the three and nine months ended September 30, 2015 was partially offset by increased loss and loss adjustment expenses of $5.5 million and $16.0 million, respectively, as compared to the same periods in 2014. The increase in loss and LAE was primarily the result of an increase in retained losses in the Personal Segment under the renewed quota share reinsurance agreement and higher current accident year loss trends in the Specialty Commercial Segment. During the nine months ended September 30, 2015 and 2014, the Company recorded favorable prior year net loss reserve development of $4.6 million and $5.4 million, respectively. Also partially offsetting the increased revenue was increased other operating expenses due mostly to higher production related expenses in the Personal Segment due to the impact of the change in terms of the renewed quota share reinsurance agreement and increased salary and related expenses in the Specialty Commercial and Corporate Segments.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Sept. 30	Dec. 31
ASSETS	2015	2014
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (cost: $524,908 in 2015 and $450,770 in 2014)	$519,163	$450,785
Equity securities, available-for-sale, at fair value (cost: $24,957 in 2015 and $25,360 in 2014)	48,229	56,444
Total investments	567,392	507,229
Cash and cash equivalents	93,049	130,985
Restricted cash	18,525	11,914
Ceded unearned premiums	64,115	53,376
Premiums receivable	86,877	71,003
Accounts receivable	2,241	3,141
Receivable for securities	2,354	932
Reinsurance recoverable	116,342	109,719
Deferred policy acquisition costs	21,110	20,746
Goodwill	44,695	44,695
Intangible assets, net	15,576	17,427
Deferred federal income taxes, net	2,832	-
Prepaid expenses	2,920	1,823
Other assets	10,632	7,879
Total Assets	$1,048,660	$980,869
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Subordinated debt securities	$56,702	$56,702
Reserves for unpaid losses and loss adjustment expenses	451,383	415,135
Unearned premiums	218,590	196,826
Reinsurance balances payable	32,832	26,403
Pension liability	2,481	2,619
Payable for securities	4,269	1,321
Federal income tax payable	522	968
Deferred federal income taxes, net	-	3,092
Accounts payable and other accrued expenses	21,089	25,766
Total Liabilities	787,868	728,832
Commitments and contingencies

Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2015 and 2014	3,757	3,757
Additional paid-in capital	123,606	123,194
Retained earnings	138,055	119,638
Accumulated other comprehensive income	8,921	17,801
Treasury stock (1,728,537 shares in 2015 and 1,655,306 shares in 2014), at cost	(13,547)	(12,353)
Total Stockholders’ Equity	260,792	252,037
Total Liabilities & Stockholders' Equity	$1,048,660	$980,869

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Nine Months Ended
($ in thousands, except share amounts; unaudited)	September 30		September 30
	2015	2014	2015	2014
Gross premiums written	$132,141	$122,723	$390,708	$363,245
Ceded premiums written	(42,217)	(38,698)	(116,105)	(122,596)
Net premiums written	89,924	84,025	274,603	240,649
Change in unearned premiums	(1,518)	(6,878)	(11,025)	(2,879)
Net premiums earned	88,406	77,147	263,578	237,770

Investment income, net of expenses	3,495	2,912	10,051	9,139
Net realized gains (losses)	(335)	(23)	3,688	(122)
Finance charges	1,619	1,300	4,400	4,067
Commission and fees	60	71	(41)	(1,528)
Other income	439	10	655	36
Total revenues	93,684	81,417	282,331	249,362

Losses and loss adjustment expenses	56,005	50,509	171,820	155,781
Operating expenses	26,458	24,409	78,818	75,055
Interest expense	769	1,140	3,043	3,435
Amortization of intangible assets	617	631	1,851	1,909
Total expenses	83,849	76,689	255,532	236,180

Income before tax	9,835	4,728	26,799	13,182
Income tax expense	3,137	1,265	8,382	3,520
Net income	$6,698	$3,463	$18,417	$9,662

Net income per share:
Basic	$0.35	$0.18	$0.96	$0.50
Diluted	$0.35	$0.18	$0.95	$0.50

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Sept. 30 (unaudited)

	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Gross premiums written	$19,225	$20,850	$91,446	$87,886	$21,470	$13,987	$-	$-	$132,141	$122,723
Ceded premiums written	(4,145)	(1,639)	(28,205)	(25,534)	(9,867)	(11,525)	-	-	(42,217)	(38,698)
Net premiums written	15,080	19,211	63,241	62,352	11,603	2,462	-	-	89,924	84,025
Change in unearned premiums	2,087	614	(2,909)	(7,736)	(696)	244	-	-	(1,518)	(6,878)
Net premiums earned	17,167	19,825	60,332	54,616	10,907	2,706	-	-	88,406	77,147

Total revenues	18,477	20,985	63,395	57,983	12,716	4,225	(904)	(1,776)	93,684	81,417

Losses and loss adjustment expenses	10,088	12,545	36,186	36,844	9,731	1,120	-	-	56,005	50,509

Pre-tax income (loss)	2,893	2,244	11,291	7,653	(224)	662	(4,125)	(5,831)	9,835	4,728

Net loss ratio (1)	58.8%	63.3%	60.0%	67.5%	89.2%	41.4%			63.3%	65.5%
Net expense ratio (1)	32.2%	32.1%	26.1%	25.7%	16.1%	57.9%			27.7%	30.7%
Net combined ratio (1)	91.0%	95.4%	86.1%	93.2%	105.3%	99.3%			91.0%	96.2%

Favorable (Unfavorable) Prior Year Development	1,821	(288)	2,048	(2,369)	(783)	1,205	-	-	3,086	(1,452)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Nine Months Ended Sept. 30 (unaudited)

	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Gross premiums written	$63,710	$64,477	$263,103	$248,615	$63,895	$50,153	$-	$-	$390,708	$363,245
Ceded premiums written	(8,178)	(5,870)	(78,804)	(75,260)	(29,123)	(41,466)	-	-	(116,105)	(122,596)
Net premiums written	55,532	58,607	184,299	173,355	34,772	8,687	-	-	274,603	240,649
Change in unearned premiums	273	56	(4,717)	(4,066)	(6,581)	1,131	-	-	(11,025)	(2,879)
Net premiums earned	55,805	58,663	179,582	169,289	28,191	9,818	-	-	263,578	237,770

Total revenues	58,941	60,667	188,070	179,167	33,096	14,699	2,224	(5,171)	282,331	249,362

Losses and loss adjustment expenses	33,938	41,497	113,168	109,027	24,714	5,257	-	-	171,820	155,781

Pre-tax income (loss)	7,247	318	28,739	27,042	(596)	1,916	(8,591)	(16,094)	26,799	13,182

Net loss ratio (1)	60.8%	70.7%	63.0%	64.4%	87.7%	53.5%			65.2%	65.5%
Net expense ratio (1)	32.6%	32.6%	25.7%	25.8%	19.4%	44.9%			28.2%	30.4%
Net combined ratio (1)	93.4%	103.3%	88.7%	90.2%	107.1%	98.4%			93.4%	95.9%

Favorable (Unfavorable) Prior Year Development	4,719	4,847	1,852	(2,600)	(2,009)	3,112	-	-	4,562	5,359

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.